Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 15, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the effects of a restatement), relating to the financial statements and financial statement schedule of Goody’s Family Clothing, Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Goody’s Family Clothing, Inc. for the year ended January 29, 2005.

DELOITTE & TOUCHE LLP

Atlanta, Georgia
July 5, 2005